   THIS DOCUMENT IS A COPY OF THE AMENDMENT NO. 17 TO SCHEDULE 13G FILED ON
     FEBRUARY 14, 1997 PURSUANT TO RULE 201 TEMPORARY HARDSHIP EXEMPTION.


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 17)*

                      Friedman Industries, Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common Stock, $1.00 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 358435 10 5
                  --------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 358435 10 5                13G                       Page 2 of 3 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jack Friedman
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /X /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     1,035,259 shares
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   Not Applicable
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     1,035,259 shares
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     Not Applicable
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      1,035,259 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      16.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IN
--------------------------------------------------------------------------------



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JACK FRIEDMAN                                                  PAGE 3 OF 3 PAGES


Item 1.    (a)     Name of Issuer:  Friedman Industries, Incorporated

           (b)     Address of Issuer's Principal Executive Offices:
                   4001 Homestead Road
                   Houston, Texas 77028

Item 2.    (a)     Name of Person Filing:  Jack Friedman

           (b)     Address of Principal Business Office or, if none, Residence:
                   1121 Judson Road
                   Longview, Texas  75601

           (c)     Citizenship:  USA

           (d)     Title of Class of Securities:  Common Stock, $1.00 par value

           (e)     CUSIP No.:  358435 10 5

Item 3.    Not Applicable

Item 4.    (a)     Amount Beneficially Owned:  1,035,259 shares

           (b)     Percent of Class:   16.8%

           (c)     (i)     Sole Voting Power:  1,035,259
                   (ii)    Shared Voting Power:   Not applicable
                   (iii)   Sole Dispositive Power:  1,035,259
                   (iv)    Shared Dispositive Power:   Not applicable

Item 5.    Not Applicable

Item 6.    Not Applicable

Item 7.    Not Applicable

Item 8.    Not Applicable

Item 9.    Not Applicable

Item 10.   Not Applicable

                                  SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February 13, 1997
                                        ---------------------------------------
                                                         Date



                                                   /s/ Jack Friedman
                                        ---------------------------------------
                                                     Jack Friedman





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